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                                                                   EXHIBIT 10.13
                                      FORM OF
                                CERIDIAN CORPORATION
                   PERFORMANCE-BASED STOCK OPTION AWARD AGREEMENT

                           1993 LONG-TERM INCENTIVE PLAN


     This Agreement between you, NAME, and Ceridian Corporation (the "Company") is dated as of DATE (the "Date of Grant") and evidences the grant of a Non-Statutory Stock Option (the "Stock Option") to you pursuant to the 1993 Long-Term Incentive Plan of the Company (the "Plan").

     1. Any capitalized term used in this Agreement which is defined in the Plan shall have the same meaning as set forth in the Plan. When used in this Agreement, the following additional terms shall have the meanings indicated:

          (a) "TOTAL RETURN TO SHAREHOLDERS" means, with respect to the Company or any other S&P 500 Company, the total return to a holder of the common stock of such company as a result of his or her ownership of such common stock during the Measurement Period, such total return (i) to be expressed as a percentage of an assumed initial investment in such common stock on July 31, 1997 and (ii) to include both the appreciation in the per share price of such common stock during the Measurement Period and the per share fair market value of all dividends and distributions paid or distributed by such company with respect to such common stock during the Measurement Period, assuming that all such dividends and distributions are reinvested in shares of such common stock at their Fair Market Value on the last trading day of the month in which the dividend or distribution is paid or distributed. For purposes of calculating TRS for the Company or any other S&P 500 Company, the assumed initial investment in such company's common stock on July 31, 1997 shall be at the applicable Starting Price, and the value of a share of such company's common stock at the end of the Measurement Period shall be the applicable Ending Price.

          (b) "ENDING PRICE" means, with respect to any S&P 500 Company (including the Company), the average daily last reported sales price of a share of such company's common stock as reported in the WALL STREET JOURNAL during the period September 1, 2001 through September 30, 2001.

          (c) "FAIR MARKET VALUE" (i) with respect to the Company has the same meaning as specified in Section 2.10 of the Plan, and (ii) with respect to any other S&P 500 Company means the last reported sales price of a share of such company's common stock on the date in question as reported in the WALL STREET JOURNAL.

          (d) "MEASUREMENT PERIOD" means the period July 31, 1997 through September 30, 2001.

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          (e)  "S&P 500 COMPANIES" means the companies that comprise the
Standard & Poors' 500 Stock Index as it existed on July 31, 1997, and which are still publicly traded on September 30, 2001.

          (f) "STARTING PRICE" means, with respect to any S&P 500 Company (including the Company), the average daily last reported sales price of a share of such company's common stock as reported in the WALL STREET JOURNAL during the period July 1, 1997 through July 30, 1997.

     2. Effective as of the Date of Grant, the Company has granted to you the option to purchase from the Company, and the Company has agreed to sell to you, NUMBER shares of Common Stock at a price of $00.00 per share (the "Option Shares").

     3. This Stock Option will become void and expire at midnight (Minneapolis time) on the tenth anniversary of the Date of Grant and may not be exercised after that time.

     4. Except as otherwise expressly provided in Sections 5 through 8 of this Agreement, this Stock Option will become exercisable at the times and to the extent specified in this Section 4, but only if, at the time specified, you have been continuously employed by the Company or a Subsidiary since the Date of Grant.

          (a) This Stock Option will become exercisable with regard to one-third of the Option Shares on July 31, 1999 if the average closing price of a share of the Company's Common Stock on the New York Stock Exchange for any 20 consecutive trading days during the period beginning on the Grant Date and ending on July 30, 1999 is greater than $54.00.

          (b) This Stock Option will become exercisable with regard to two-thirds of the Option Shares in the aggregate (inclusive of any Option Shares that became exercisable pursuant to paragraph 4(a)) on July 31, 2000 if the average closing price of a share of the Company's Common Stock on the New York Stock Exchange for any 20 consecutive trading days during the period beginning on the Grant Date and ending on July 30, 2000 is greater than $62.00.

          (c) This Stock Option will become exercisable with regard to all of the Option Shares on October 1, 2001 if the average closing price of a share of the Company's Common Stock on the New York Stock Exchange for any 20 consecutive trading days during the period beginning on the Grant Date and ending on September 30, 2001 is greater than $72.00.

          (d) If the condition specified in paragraph (c) of this Section 4 is not satisfied, this Stock Option will, nevertheless, become exercisable with regard to three-fourths of the Option Shares in the aggregate (inclusive of any Option Shares that became exercisable pursuant to paragraphs 4(a) or (b)) as of October 1, 2001 if the Company's rank for Total Return to Shareholders among S&P 500 Companies during the Measurement Period is at least at the 75th percentile.

          (e) Notwithstanding paragraphs (a) through (d) of this Section 4, this Stock Option shall become exercisable with respect to all of the Option Shares on July 30, 2006.


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          (f)  If there is any change in the corporate structure or shares of the Company of the types described in Sections 3.2(c) or 4.4 of the Plan, then the number of Option Shares, the Starting Price and Ending Price specified in
Section 1 and the per share prices specified in paragraphs 4(a), (b) and (c) shall be appropriately adjusted as contemplated by Sections 3.2(c) and 4.4 of the Plan so as to prevent diminution or enlargement of your rights under this Agreement.

     5. If your employment is terminated by the Company or any Subsidiary for Cause (as defined in Section 10.3(b) of the Plan), this Stock Option may not be exercised after such termination of employment, and all of your rights under the Plan and this Agreement will immediately terminate.

     6. If your employment with the Company and all Subsidiaries terminates because of death, Disability or a Change of Control Termination, the Stock Option shall immediately become exercisable with respect to that portion of the Option Shares as corresponds to the greatest stock price performance standard specified in paragraphs 4(a), (b) and (c) that was satisfied prior to the date of such termination. In addition, if termination as a result of death or Disability occurs prior to September 30, 2001, the Stock Option shall immediately become exercisable as to the remainder (if any) of the Option Shares if, during the period beginning on the date of such termination and ending on the earlier of the first anniversary of such termination or September 30, 2001, the stock price performance standard specified in paragraph 4(c) is satisfied. If your employment with the Company and all Subsidiaries terminates because of Retirement, then if one or more of the stock price performance standards specified in paragraphs 4(a), (b) and (c) was satisfied prior to the date of such termination, the Stock Option shall become exercisable after such termination on the date(s) and to the extent specified in the applicable paragraph(s) of Section 4. In addition, if termination as a result of Retirement occurs prior to September 30, 2001, the Stock Option shall become exercisable as to the remainder (if any) of the Option Shares on October 1, 2001 if, during the period beginning on the date of such termination and ending on the earlier of the first anniversary of such termination or September 30, 2001, the stock price performance standard specified in paragraph 4(c) is satisfied. To the extent the Stock Option becomes exercisable as a result of this Section 6 or is already exercisable at the time of any termination of employment contemplated by this Section 6, it shall remain so exercisable until the date specified in Section 3 of this Agreement.

     7. If your employment with the Company and all Subsidiaries terminates for any reason other than as provided in Sections 5 and 6 of this Agreement, you will forfeit any portion of the Stock Option that has not yet become exercisable as of the employment termination date. To the extent that you were entitled to exercise the Stock Option as of the date of such termination, the Stock Option will remain exercisable for a period of three months after the date of such termination (but in no event after the time it expires as set forth in Section 3 of this Agreement). YOU EXPRESSLY AGREE THAT EXCEPT AS SPECIFICALLY PROVIDED IN
SECTION 6 OF THIS AGREEMENT, YOU WILL HAVE NO RIGHT TO ACCELERATED EXERCISABILITY OF THIS STOCK OPTION UNDER SECTION 12 OF THE PLAN IN THE EVENT OF A CHANGE OF CONTROL OR A CHANGE OF CONTROL TERMINATION, AND AGREE THAT FOR


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PURPOSES OF THIS STOCK OPTION, SECTION 12 OF THE PLAN SHALL OTHERWISE BE DEEMED
TO HAVE BEEN RESCINDED BY THE BOARD.

     8. If, at any time during the period that this Stock Option is or may yet become exercisable in whole or in part, or at any time prior to one year after the termination of your employment with the Company and all Subsidiaries, whichever is later, you (i) engage in any commercial activity in competition with any part of the business of the Company or its Subsidiaries, (ii) divert or attempt to divert from Ceridian or its Subsidiaries any business of any kind, including, without limitation, interference with any business relationships with suppliers, customers, licensees, licensors, clients or contractors, (iii) make, or cause or attempt to cause any other person to make, any statement, either written or oral, or convey any information about the Company which is disparaging or which in any way reflects negatively upon the Company, or (iv) engage in any other activity that is inimical, contrary or harmful to the interests of the Company or its Subsidiaries, including influencing or advising any person who is employed by or in the service of the Company or its Subsidiaries to leave such employment or service to compete with the Company or its Subsidiaries or to enter into the employment or service of any actual or prospective competitor of the Company or its Subsidiaries, or influencing or advising any competitor of the Company or its Subsidiaries to employ or to otherwise engage the services of any person who is employed by or in the service of the Company or its Subsidiaries, or improperly disclosing or otherwise misusing any confidential information regarding the Company or its Subsidiaries, then (1) this Stock Option shall terminate effective the date on which you enter into such activity, unless terminated sooner by operation of another term of this Agreement or the Plan, and (2) any gain realized by you from exercising all or any portion of this Stock Option during a period beginning three months prior to the date on which you enter into such activity shall be paid by you to the Company.

     9. By accepting this Agreement, you consent to a reduction from any amounts the Company owes you from time to time (including wages or other compensation) of any amount you owe the Company under Section 8 of this Agreement. If the Company does not recover by means of set-off the full amount you owe it, you agree to immediately repay the unpaid balance to the Company.

     10. Nothing in the Plan or this Agreement shall confer upon you any right with respect to continued employment by the Company or any Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate your employment at any time.

     11. Except as provided in Sections 7 and 8 of this Agreement, this Agreement is subject to all of the terms and conditions of the Plan and, where any questions or matters of interpretation arise, the terms and conditions of the Plan and the rules of the Committee administering the Plan shall control.

     12. Neither you nor any other person shall have any rights as a stockholder with respect to any Option Shares until you or such other person shall have become a holder of record of such shares and, except as otherwise provided in Section 4.4 of the Plan, no adjustments shall be made


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for dividends or other distributions or rights as to which there is a record date preceding the date you become the holder of record of such shares.

     13. Any notice to be given with respect to this Stock Option, including without limitation a notice of exercise, shall be addressed to the Company,
Attention: Corporate Treasury, at its principal executive office at 8100 34th Avenue South, Minneapolis, Minnesota 55425, Facsimile No. 612-853-3932, and any notice to be given to you shall be addressed to you at the address given beneath your signature below, or at such other address as either party may hereafter designate in writing to the other.

     14. Any notice of stock option exercise must specify the number of shares with respect to which the Stock Option is being exercised and be accompanied by either (i) payment in full of the purchase price for the shares exercised or
(ii) a Broker Exercise Notice in form and substance satisfactory to the Company. The exercise of the Stock Option shall be deemed effective upon receipt by Corporate Treasury of such notice and payment of the exercise price from the Participant or the broker or dealer named in the Broker Exercise Notice. Any such notice will not be deemed given until actual receipt by Corporate Treasury.

     In Witness Whereof, Ceridian Corporation and you have executed this Agreement as of the Date of Grant.


CERIDIAN CORPORATION               OPTIONEE



By
  -----------------------------         -------------------------------
     Assistant Secretary                     Name


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